Agreement of Merger
                                  between
                Russell Federal Savings Bank of Russell, Kentucky
                                    and
          Catlettsburg Federal Savings Bank of Catlettsburg, Kentucky
                          under the Charter of
                     Catlettsburg Federal Savings Bank
                           under the title of
                             Peoples Bank FSB


   This Agreement of Merger ("Agreement"), made this 13th day of October, 1998, by and between Russell Federal Savings Bank, a federal savings bank, the principal office of which is 404 Ferry Street, Russell, Kentucky, (hereinafter called "Russell Federal Savings Bank"), and Catlettsburg Federal Savings Bank, a federal savings bank, the principal office of which is 2717 Louisa Street, Catlettsburg, Kentucky, (hereinafter called "Catlettsburg Federal Savings Bank"), said banking corporations being together hereinafter sometimes called the "Constituent Federal Savings Banks".

                                RECITALS
                                --------

   1) The amended Federal Stock Charter of the Russell Federal Savings Bank was originally filed in the Office of Thrift Supervision effective on January 1, 1997. The Russell Federal Savings Bank is authorized to issue 10,000 common shares with no par value, of which 10,000 shares are now issued and outstanding.


   2) The amended Federal Stock Charter of Catlettsburg Federal Savings Bank was originally filed in the Office of Thrift Supervision effective on January 18, 1995. Catlettsburg Federal Savings Bank is authorized to issue 1,000,000 common shares with par value of $.01, of which 100 shares are now issued and outstanding.

   3) The respective Boards of Directors of the Constituent Federal Savings Banks deem it advisable that the Constituent Federal Savings Banks be merged and the respective Boards of Directors at meetings duly called and held have approved this Agreement.

   NOW, THEREFORE, in consideration of the premises and of the mutual agreements and promises set forth below, the Constituent Federal Savings Banks do hereby agree that Russell Federal Savings Bank be merged with and into Catlettsburg Federal Savings Bank, hereinafter sometimes called the "Resulting Federal Savings Bank"; and that the terms and conditions of the merger, the mode of the carrying it into effect and the manner and basis of converting the respective shares into shares of the Resulting Federal Savings Bank are and shall be as follows:

   FIRST. The name of the Resulting Federal Savings Bank shall be Peoples Bank FSB, and its principal office shall be at 1410 Eagle Drive, Ashland, Kentucky, 41102.

   SECOND. At the Effective Time, as defined below, the amount of capital of the Resulting Federal Savings Bank shall be at least $14,900,000.

   THIRD. The Bylaws of Catlettsburg Federal Savings Bank shall be amended at the Effective Time as attached hereto as Exhibit "A", and shall be the Bylaws of the Resulting Federal Savings Bank until changed or repealed according to the provisions of Article XI.

   FOURTH. The Federal Stock Charter of Catlettsburg Federal Savings Bank shall be amended at the Effective Time as attached hereto as Exhibit "B", and shall be the Federal Stock Charter of the Resulting Federal Savings Bank.

   FIFTH. RobRoy Walters, a natural person, whose address is Rt. 1, Box 266, Flatwoods, KY 41139, is hereby appointed as the Statutory Agent of the Resulting Federal Savings Bank on whom any process, notice or demand against Catlettsburg Federal Savings Bank or either of the Constituent Federal Savings Banks may be served.

   SIXTH. The names and addresses of the members of the Board of Directors of the Resulting Federal Savings Bank, as of the Effective Time and until the next annual meeting or until such time as their successors have been elected and qualified, shall be as listed on the attached Exhibit "C" hereto.

   SEVENTH. The mode of carrying into effect the merger and the manner and basis of converting the shares of Russell Federal Savings Bank into shares of Catlettsburg Federal Savings Bank shall be as follows:

        The capital stock of the Resulting Federal Savings Bank shall be divided into 10,000 shares of common stock, each of no par value, and at the Effective Time the Resulting Federal Savings Bank shall have a surplus of at least $29,035,000, and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the combined capital structures of the Constituent Federal Savings Banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses (and, if applicable, purchase accounting adjustments) between December 31, 1997, and the effective time of the merger.

        All assets as they exist at the Effective Time shall pass to and vest in the Resulting Federal Savings Bank without any conveyance or other transfer. The Resulting Federal Savings Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department of each of the Constituent Federal Savings Banks existing as of the effective time of the merger. A committee of examiners, three to be appointed by the Board of Directors of each federal savings bank at the time of the merger, shall have satisfied themselves that the Statement of Condition of each federal savings bank as of December 31, 1997, and subsequent quarterly statements, fairly presents its financial condition and since such date there has been no material adverse change in the financial condition or business of either federal savings bank.

        Russell Federal Savings Bank shall contribute to the Resulting Federal Savings Bank acceptable assets having a book value, over and above its liability to its creditors, of at least $4,100,000, and having an estimated fair value, over and above its liability to its creditors, of at least $4,300,000, or 28.0% of the estimated fair value of excess acceptable assets, over and above liabilities to creditors, to the Resulting Federal Savings Bank adjusted, however, for normal earnings and expenses between December 31, 1997, and the Effective Time , and for allowances of cash payments, if any, permitted under this Agreement.

        At the Effective Time, Catlettsburg Federal Savings Bank shall have on hand acceptable assets having book value of at least $10,700,000, over and above its liabilities to its creditors, and having a fair value, over and above its liability to its creditors, of at least $11,050,000, or 72.0% of the estimated fair value of excess acceptable assets, over and above its liabilities to its creditors, of the Resulting Federal Savings Bank, adjusted, however, for normal earnings and expenses between December 31, 1997, and the Effective Time, and for allowances of cash payments, if any, permitted under this Agreement.

        Of the capital stock of the Resulting Federal Savings Bank, the Sole Shareholder shall be entitled to receive 10,000 shares of common stock to be issued upon consummation of the transaction, each of no par value, with contribution to be allocated according the the percentages referenced above and representing 100% of the total outstanding common stock of the Resulting Federal Savings Bank.

   EIGHTH. The merger shall become effective upon the filing of the Articles of Combination in the Office of Thrift Supervision, or at other such date as specified by the Office (the "Effective Time"), but not earlier than the close of business on December 31, 1998.

   NINTH. The amount of the earned surplus of the Resulting Federal Savings Bank shall be the combined total of the earned surplus of the Constituent Federal Savings Banks as of the Effective Time.

   TENTH. This Agreement may be signed in any number of duplicate copies, and all signed duplicate copies shall be deemed to constitute an original instrument.

   ELEVENTH. This Agreement may be terminated at any time prior to the merger becoming effective by mutual agreement of the Boards of Directors of the Constituent Federal Savings Banks.

   IN WITNESS WHEREOF, the Constituent Federal Savings Banks have caused this Agreement to be signed in their respective corporate names by their respective Presidents and Secretaries thereunto duly authorized by their respective Boards of Directors and Shareholders.


CATLETTSBURG FEDERAL                 RUSSELL FEDERAL
SAVINGS BANK                         SAVINGS BANK



By /s/ REBECCA R. JACKSON            By /s/ ROBROY WALTERS
       ------------------                   --------------
       Rebecca R. Jackson                   RobRoy Walters
       President & CEO                      President & CEO



By /s/ ROBROY WALTERS                By /s/ RONALD L. FRALEY
       -------------------                  ----------------
       RobRoy Walters                       Ronald L. Fraley
       Secretary/Treasurer                  Secretary/Treasurer